For Immediate Release

Contact:  Willing L. Biddle, COO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Fourth Quarter
and Fiscal 2009 Operating Results

Announces 160th Straight Quarterly Dividend and 16th Consecutive Annual Dividend Increase.
Raises Annualized Dividend Rates by $0.01 per Share

Greenwich, Connecticut, December 17, 2009 ...Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) today announced its fourth quarter and full year financial results for the fiscal year ended October 31, 2009.  The Company also announced an increase in the quarterly dividend rates on its Class A and Common stock.

Diluted funds from operations (“FFO”) for the quarter ended October 31, 2009 amounted to $6,958,000 or $0.25 per Common share and $0.28 per Class A Common share compared with $6,894,000 or $0.25 per Common share and $0.28 per Class A Common share in last year’s fourth quarter. For the year ended October 31, 2009, diluted FFO amounted to $30,108,000 or $1.10 per Common Share and $1.22 per Class A Common share compared with $30,444,000 or $1.10 per Common Share and $1.21 per Class A Common share in fiscal 2008.

Net income applicable to Common and Class A Common stockholders for the quarter ended October 31, 2009 amounted to $3,157,000 or $0.11 per diluted Common share and $0.13 per diluted Class A Common share compared with $3,222,000 or $0.12 per diluted Common Share and $0.13 per diluted Class A Common share in last year’s fourth quarter.  For the year ended October 31, 2009 net income applicable to Common and Class A Common stockholders was $14,649,000 or $0.54 per diluted Common share and $0.59 per diluted Class A Common share compared to $16,147,000 or $0.58 per diluted Common share and $0.64 per diluted Class A Common share in fiscal 2008.

FFO and net income applicable to Common and Class A Common stockholders for the fiscal year ended October 31, 2009 included income from the sale of marketable securities in the amount of $381,000.

FFO and net income applicable to Common and Class A Common stockholders for the fiscal year ended October 31, 2008 included a $660,000 charge against net income applicable to Common and Class A Common stockholders representing the excess of the redemption price of the Company’s 8.99% Series B Senior Cumulative Preferred Stock paid over the carrying amount of the issue upon the redemption of these shares in March, 2008.

At October 31, 2009 the percentage of the core properties’ gross leasable area that was leased amounted to 92.1%, an increase of 1.7% from the quarter ended July 31, 2009 and a decrease of 2.4% from the fiscal year ending October 31, 2008.  The decrease in the percentage of space leased in the company’s portfolio when compared with the fiscal year ended October 31, 2008 was mainly the result of vacancies caused by the bankruptcy filings of Linens and Things (two spaces or approximately 63,000 sf) and Fortunoff (8,000 sf), and the vacancy of a Borders Books (35,000 sf) upon the expiration of its lease.  The vacancies at these and other properties have resulted in a reduction in both base rent revenue and net operating income at those properties for the fiscal year ended October 31, 2009 when compared with the prior year.  Property acquisitions in fiscal 2008 increased rental revenues by $2.8 million in the fiscal year ended October 31, 2009 when compared with fiscal 2008.  The increase in the leased percentage in the fourth quarter of fiscal 2009 was the result of the company signing a new 42,000 sf lease for the aforementioned Borders Books vacant space with a high-end Day Spa operator.  Rent is expected to commence after a 12 month construction period.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “Although 2009 was one of the most challenging years the commercial real estate industry has ever faced, we feel that UBP navigated the challenge as well as, if not better than, any other shopping center REIT.  Our FFO was relatively flat, while many of our competitors FFO’s were down significantly when compared with 2008.  Many of our competitors were forced to issue equity to de-leverage their balance sheets at extremely dilutive prices, but we had no need to do so due to our conservative management philosophy over many years.  We retained full access to the credit markets as evidenced by the two mortgage financings that we completed in 2009 at industry leading rates.  Although we were disappointed that we were unable to continue our growth of the last several years by acquiring additional grocery anchored shopping centers; we are well prepared to do so.  UBP has over $10 million in cash on hand and over $80 million available under its two existing lines of credit that do not expire until 2011 and 2013.  During 2009 we renewed or signed new leases for 602,000 square feet of space or nearly 15.4% of our gross leasable space.  Overall the rental rate on our renewals represented average rent increases of 4.5%.  Given the market place we were glad to see our rental rate on new leases decrease by only 8.3%.  Overall our percentage of space leased in our core portfolio fell 2.4% during the year to end at 92.1% due primarily to two tenant bankruptcies and store closures resulting from retail restructurings coupled with reduced demand by retailers to open new stores in this very uncertain time.”

Mr. Biddle continued, “Even though we are in one of the worst commercial real estate cycles in recent memory, the financial strength and outlook for the company made the Board of Directors comfortable to increase the annual dividend by $0.01 per Common and Class A Common share.  We look forward to opportunities ahead in 2010 and the prospects for UBP’s future beyond that.”

UBP Announces increases in Class A and Common Share Dividend Rates for sixteenth consecutive year

The Directors of the Company approved an increase in the quarterly dividend rates on shares of the Company’s Class A Common Stock and Common Stock for the sixteenth consecutive year.  The quarterly dividend rates were increased to $0.2425 for each share of Class A Common Stock and $0.2200 for each share of Common Stock. The new dividend rates represent annualized increases of $0.01 per share for both the Class A Common shares and Common shares.  The dividends are payable January 22, 2010 to stockholders of record on January 8, 2010.

UBP is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP owns or has interests in forty-six (46) properties containing 3.9 million square feet of space.

Non-GAAP Financial Measure
Funds from Operations (“ffo”)

The Company considers FFO to be an additional financial measure of operating performance of an equity REIT.  The Company reports FFO in addition to net income applicable to common and Class A Common shareholders and net cash provided by operating activities.  Although FFO is a non-GAAP financial measure, the Company believes it provides useful information to shareholders, potential investors and management because it primarily excludes the assumption that the value of real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance such as gains (or losses) from sales of property.  The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is defined by NAREIT as net income or loss, excluding gains (or losses) from debt restructuring and sales of properties plus depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

Table Follows

 URSTADT BIDDLE PROPERTIES INC. (NYSE: UBA AND UBP)
FISCAL YEAR AND FOURTH QUARTER 2009 RESULTS
(in thousands, except per share data)

	Fiscal Year Ended		Three Months Ended
	October 31		October 31
	2009	2008	2009	2008

Revenues
Base rents	$61,178	$61,008	$15,123	$15,481
Recoveries from tenants	20,728	18,938	4,389	4,765
Settlement of lease guarantee obligation	-	-	-	-
Lease termination income	77	61	-	3
Mortgage interest and other	589	849	17	377
	82,572	80,856	19,529	20,626

Expenses
Property operating	13,239	12,937	2,715	3,607
Property taxes	13,089	12,059	3,190	3,352
Depreciation and amortization	15,366	14,374	3,662	3,690
General and administrative	6,350	5,853	1,435	1,478
Directors' fees and expenses	292	256	63	65
	48,336	45,479	11,065	12,192

Operating Income	34,236	35,377	8,464	8,434
Non-Operating Income (Expense):
Interest expense	(6,695)	(7,012)	(1,941)	(1,849)
Gain on marketable securities	381	-	-	-
Interest, dividends and other investment income	280	318	24	41
Minority interests	(459)	(158)	(116)	(131)
Net Income	27,743	28,525	6,431	6,495
Preferred stock dividends	(13,094)	(11,718)	(3,274)	(3,273)
Redemption of Preferred Stock	-	(660)	-	-

Net Income Applicable to Common and Class A Common Stockholders	14,649	$16,147	$3,157	$3,222

Diluted earnings per share:
Common	$.54	$.58	$.11	$.12
Class A Common	$.59	$.64	$.13	$.13

URSTADT BIDDLE PROPERTIES INC. (NYSE: UBA AND UBP)
FISCAL YEAR AND FOURTH QUARTER 2009 RESULTS
(in thousands, except per share data)

	Fiscal Year Ended		Three Months Ended
	October 31		October 31
	2009	2008	2009	2008
Reconciliation of Net Income Applicable to Common and
Class A Common Stockholders to Funds from Operations

Net Income Applicable to Common and Class A Common Stockholders	$14,649	$16,147	$3,157	$3,222

Plus: Real property depreciation	11,463	10,966	2,855	2,744
Amortization of tenant improvements and allowances	3,169	2,822	665	814
Amortization of deferred leasing costs	672	509	126	114
Loss on asset held for sale	155	-	155	-

Funds from Operations Applicable to Common and Class A
Common Stockholders (Diluted)	$30,108	$30,444	$6,958	$6,894

Funds from Operations (Diluted) Per Share:
Common	$1.10	$1.10	$.25	$.25
Class A Common	$1.22	$1.21	$.28	$.28

Weighted Average Shares Outstanding – Diluted
Common equivalent shares	7,392	7,351	7,541	7,462
Class A Common equivalent shares	18,026	18,408	18,062	18,180

Balance Sheet Highlights
(in thousands)
	October 31,	October 31,
	2009	2008
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$565,672	$568,272

Total Assets	$504,539	$506,117

Liabilities
Revolving credit lines and mortgage notes payable	$116,417	$110,054

Total liabilities	$127,496	$120,247

Redeemable Preferred Stock	$96,203	$96,203

Minority Interest	$7,259	$9,370

Total Stockholders’ Equity	$273,581	$280,297